EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                             June 22, 2004


Contact:     Ray Adams
             Chief Financial Officer
             (503) 240-5223


                OREGON STEEL MILLS ANNOUNCES IDLING OF PIPE MILL
                       AND UPDATES SECOND QUARTER OUTLOOK


Portland, Oregon, June 22, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) announced that beginning in late June the Company would idle indefinitely its large diameter pipe mill located in Napa, California ("Napa Mill"). Jim Declusin, the Company's CEO, stated, "In this tight steel market we do not believe the operating margin opportunities in large diameter pipe justify the allocation of steel plate from our Portland, Oregon plate mill for conversion into large diameter pipe. We feel that at the present time, the best economic decision for the Company is to direct production from the Portland mill to support our plate and coil customers, our structural tubing operation and our Canadian line pipe business, majority-owned Camrose Pipe Company." Camrose Pipe Company has two pipe manufacturing mills, a large diameter pipe mill similar to the Napa Mill and an ERW pipe mill, both located in Camrose, Alberta, Canada. Production at the Napa Mill will be phased out beginning on June 28 and is expected to be completed in July. There are approximately 230 people currently working at the Napa Mill. The Company will record a charge of approximately $1 million for employee severance benefits related to the idling of the facility.

In late May, Oregon Steel forecasted second quarter net income within a range of $1.00 to $1.20 per share, exclusive of any further labor dispute settlement adjustments (see discussion of the first quarter 2004 labor dispute settlement adjustment below). Oregon Steel now anticipates second quarter net income from continuing operations will meet or exceed $1.20 per share (exclusive of any further labor dispute settlement adjustments) based on 26.7 million diluted weighted average shares outstanding at March 31, 2004. The 26.7 million diluted weighted average shares outstanding do not include the four million shares of Company common stock that will be issued as part of the labor dispute settlement.

During the first quarter of 2004, the Company recorded a pretax non-cash charge of $7 million ($.26 per share) related to the previously announced tentative agreement to issue four million shares of Company common stock as part of the settlement of the labor dispute ("Settlement") at the Company's majority-owned subsidiary Rocky Mountain Steel Mills. That charge was a result of adjusting the previously recorded value at December 31, 2003 of the four million shares of Company common stock

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($23.3 million at $5.81 per share) to market at March 31, 2004. The closing price of the Company's common stock on the New York Stock Exchange at March 31, 2004 was $7.56 per share, resulting in the additional non-cash charge of $7 million. The Company will continue to adjust the common stock portion of the Settlement at the end of each quarter, either up or down, for the change in the price of the Company's common stock through the effective date of the Settlement. The Company expects the Settlement agreement will be finalized in July.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

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